Exhibit 99.1

Editorial Contact:	Investor Contact:

Dave Burt, Secure Computing	Tim Steinkopf, Secure Computing
david_burt@securecomputing.com	tim_steinkopf@securecomputing.com
206-892-1130	408-979-6182

SECURE COMPUTING’S BOARD OF DIRECTORS REJECTS UNSOLICITED PROPOSAL

FROM CYBERGUARD

SAN JOSE, Calif., July 15, 2004 – Secure Computing Corporation (Nasdaq: SCUR) today announced that, after consultation with Citigroup, its financial advisor, and Heller Ehrman White & McAuliffe LLP, its legal advisor, the Board of Directors of Secure Computing unanimously rejected the unsolicited proposal received on July 11, 2004 from CyberGuard Corporation (Nasdaq: CGFW). Secure Computing’s board believes that the proposal is not in the best interests of its stockholders.

About Secure Computing

Secure Computing has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward-Looking Statements

Statements in the press release concerning Secure’s or the Board of Directors intentions, expectations or beliefs are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, without limitation, Secure’s ability to continue to obtain new enterprise relationships with major clients, continued growth of demand for Secure’s products, continued motivation and retention of key employees, effective control of marketing, research, development and administrative costs, changes in customer requirements, general economic and political uncertainties and weaknesses in geographic regions of the world, delays in product development, competitive pressures or technical difficulties and other risks and uncertainties that are described from time to time in Secure’s filings with the Securities and Exchange Commission. Secure specifically disclaims any responsibility for updating any forward-looking statements.